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Filed Pursuant to Rule 424(b)(5)
Reg. No. 333-231118

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated June 11, 2020

PROSPECTUS SUPPLEMENT
(To prospectus dated April 30, 2019)

Eversource Energy
6,000,000 Shares
Common Shares

        Eversource Energy is offering 6,000,000 of its common shares. Eversource Energy common shares are listed on the New York Stock Exchange, LLC, or NYSE, under the symbol "ES." On June 10, 2020, the last reported sale price of Eversource Energy common shares on the NYSE was $86.26 per share.

        On May 6, 2020, Eversource Energy's Board of Trustees approved a common share dividend payment of $0.5675 per share, payable on June 30, 2020, to shareholders of record as of May 20, 2020. Purchasers of common shares in this offering will not be entitled to receive the dividend payable on June 30, 2020 with respect to the shares purchased in this offering.

        See "Risk Factors" beginning on page S-4 of this prospectus supplement to read about certain factors you should consider before making an investment in the common shares.

        Neither the Securities and Exchange Commission nor any other securities commission in any jurisdiction has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters have agreed to purchase the common shares being offered hereby at a price of $            per share, which will result in net proceeds, before expenses payable by Eversource Energy, to Eversource Energy of $            . Eversource Energy has granted the underwriters an option, exercisable in whole or from time to time in part, for a period of 30 days from the date of this prospectus supplement, to purchase up to an additional 900,000 common shares at a price of $            per share.

        The underwriters propose to offer the common shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling the common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of the common shares for whom they may act as an agent or to whom they may sell as principal. The difference between the price at which the underwriters purchase the common shares and the price at which the underwriters resell such shares may be deemed underwriting compensation.

        The common shares are expected to be delivered against payment in New York, New York on or about June     , 2020.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Barclays	Citigroup

The date of this prospectus supplement is June     , 2020.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus and in any communication from Eversource Energy or the underwriters specifying the final terms of the offering. Eversource Energy has not, and the underwriters have not, authorized anyone else to provide you with additional or different information. Eversource Energy is not, and the underwriters are not, making an offer of the common shares in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Prospectus Supplement

Prospectus

PROSPECTUS SUPPLEMENT SUMMARY

        You should read the following summary in conjunction with the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements should be read with the cautionary statements in this prospectus supplement and the accompanying prospectus under the heading "Forward-Looking Statements" and the other factors discussed in this prospectus supplement and in the incorporated documents. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should pay special attention to the "Risk Factors" section beginning on page S-4 of this prospectus supplement and the documents incorporated by reference to determine whether an investment in the common shares is appropriate for you. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common shares.

 EVERSOURCE ENERGY

        The information in this section supplements the information in the "Eversource Energy" section on page 4 of the accompanying prospectus.

        Eversource Energy, a voluntary association and Massachusetts business trust, is headquartered in Boston, Massachusetts and Hartford, Connecticut and is a public utility holding company subject to the regulation of the Federal Energy Regulatory Commission (FERC) under the Public Utility Holding Company Act of 2005.

        Eversource Energy is engaged primarily in the energy delivery business, providing franchised retail electric service to approximately 3.22 million customers in Connecticut, New Hampshire and Massachusetts, franchised retail natural gas service to approximately 541,000 residential, commercial and industrial customers in Connecticut and Massachusetts, and water services to approximately 229,000 residential, commercial, industrial, municipal and fire protection and other customers, in 60 towns and cities in Connecticut, Massachusetts and New Hampshire.

        Eversource Energy's principal executive offices are located at 300 Cadwell Drive, Springfield, Massachusetts 01104, telephone number (800) 286-5000, and its general business offices are located at 800 Boylston Street, Boston, Massachusetts 02199 and 56 Prospect Street, Hartford, Connecticut 06103.

Pending Acquisition of Columbia of Massachusetts

        On February 26, 2020, Eversource Energy entered into an asset purchase agreement with NiSource Inc. ("NiSource") pursuant to which Eversource Energy would acquire substantially all of the assets of Bay State Gas Company, doing business as Columbia Gas of Massachusetts, and which comprise NiSource's Massachusetts gas distribution business (the "Columbia Acquisition"). The asset purchase agreement provides for a purchase price of $1.1 billion in cash, subject to adjustment based on Columbia Gas of Massachusetts' net working capital as of the closing date. If the Columbia Acquisition is consummated, Eversource Energy would acquire approximately 330,000 residential, commercial, and industrial natural gas customers, as well as over 5,000 miles of natural gas distribution pipeline across more than 60 communities in Massachusetts.

        The liabilities to be assumed by Eversource Energy under the asset purchase agreement specifically exclude any liabilities (past and future) arising out of or related to the fires and explosions that occurred on September 13, 2018 in Lawrence, Andover and North Andover, Massachusetts related to the delivery of natural gas by Columbia Gas of Massachusetts, including certain subsequent events (the "Greater Lawrence Incident"), and any further emergency events prior to the closing of the Columbia

Acquisition related to the restoration and reconstruction with respect to the Greater Lawrence Incident, including any losses arising out of or related to any litigation, demand, cause of action, claim, suit, investigation, proceeding, indemnification agreements or rights.

        The closing of the Columbia Acquisition is subject to certain regulatory approvals, resolution of certain proceedings before governmental bodies and other conditions. The Columbia Acquisition is expected to close by September 30, 2020, subject to the satisfaction or waiver of various closing conditions.

        Eversource Energy intends to use the net proceeds of this offering to fund a portion of the purchase price for the Columbia Acquisition. See "Use of Proceeds."

 THE OFFERING

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, Eversource Energy encourages you to read this entire prospectus supplement and the accompanying prospectus, including "Description of Securities Registered—Eversource Energy—Common Shares and Preferred Shares—Common Shares" in the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Eversource Energy
Common shares offered by Eversource Energy	6,000,000 shares (or 6,900,000 shares if the underwriters' option to purchase additional shares is exercised in full)
Common shares to be outstanding after this offering(1)	342,544,697 shares (or 343,444,697 shares if the underwriters' option to purchase additional shares is exercised in full)
Use of Proceeds

Eversource Energy estimates that the net proceeds from the sale of the common shares, after deducting the estimated offering expenses payable by Eversource Energy, will be approximately $         million (or approximately $         million if the underwriters' option to purchase additional Eversource Energy common shares is exercised in full).

Eversource Energy intends to use the net proceeds of this offering to fund a portion of the purchase price for the Columbia Acquisition. See "Use of Proceeds."
Listing	Eversource Energy common shares are listed on the NYSE under the symbol "ES."
Transfer Agent and Registrar	Computershare Trust Company, N.A.
Risk Factors

An investment in Eversource Energy common shares involves various risks, and prospective investors should carefully consider the matters discussed or incorporated by reference under "Risk Factors" beginning on page S-4 of this prospectus supplement.

(1)
This amount is based on the total number of Eversource Energy common shares that were outstanding on June 10, 2020.

        On May 6, 2020, Eversource Energy's Board of Trustees approved a common share dividend payment of $0.5675 per share, payable on June 30, 2020, to shareholders of record as of May 20, 2020. Purchasers of common shares in this offering will not be entitled to receive the dividend payable on June 30, 2020 with respect to the shares purchased in this offering.

RISK FACTORS

        Before purchasing the common shares, investors should carefully consider the following risk factors, together with the risk factors and other information incorporated by reference or provided in the accompanying prospectus or in this prospectus supplement, in order to evaluate an investment in the common shares.

The Columbia Acquisition may not be completed, and this offering is not conditioned on the completion of the Columbia Acquisition.

        The Columbia Acquisition is expected to close by September 30, 2020, subject to the satisfaction or waiver of various closing conditions. If these conditions are not satisfied or waived, the Columbia Acquisition will not be consummated. There can be no assurances that the Columbia Acquisition will be consummated or that the expected benefits of the Columbia Acquisition will be realized. The closing of this offering is not conditioned on, nor is it a condition to, the consummation of the Columbia Acquisition. If the Columbia Acquisition is delayed, not consummated or consummated in a manner different than described herein, the price of our common shares may decline. In addition, if the Columbia Acquisition is not consummated, our management will have broad discretion over the application of the net proceeds of this offering intended to fund a portion of the purchase price of the Columbia Acquisition. See "Use of Proceeds." Accordingly, if you decide to purchase common shares in this offering, you should be willing to do so whether or not we complete the Columbia Acquisition.

We have broad discretion over the use of proceeds in this offering, and our use of the proceeds could be dilutive to our earnings per share.

        We will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding such application. The benefits of the application of proceeds are uncertain and such proceeds may not be applied in a manner that improves our financial performance or ultimately increases the value of your investment. If we are unable to apply the net proceeds we may receive from this offering to make investments that generate sufficient profits to offset the dilutive impact of the issuance by us of common shares pursuant to this offering, the offering may be dilutive to our earnings per share.

USE OF PROCEEDS

        Eversource Energy estimates that the net proceeds from the sale of the common shares in this offering, after deducting the offering expenses payable by Eversource Energy, will be approximately $             million (or approximately $             million if the underwriters' option to purchase additional Eversource Energy common shares is exercised in full).

        Eversource Energy intends to use the net proceeds of this offering to fund a portion of the purchase price for the Columbia Acquisition. The expected use of the net proceeds from this offering represents Eversource Energy's intentions based upon its current plans and business conditions. The amounts and timing of Eversource Energy's actual expenditures may vary significantly depending on numerous factors, including whether the Columbia Acquisition closes, and as a result, Eversource Energy's management will retain broad discretion over the allocation of the net proceeds from this offering.

        On February 26, 2020, Eversource Energy entered into an asset purchase agreement with NiSource pursuant to which Eversource Energy would acquire substantially all of the assets of Bay State Gas Company, doing business as Columbia Gas of Massachusetts, and which comprise NiSource's Massachusetts gas distribution business . The asset purchase agreement provides for a purchase price of $1.1 billion in cash, subject to adjustment based on Columbia Gas of Massachusetts' net working capital as of the closing date. If the Columbia Acquisition is consummated, Eversource Energy would acquire approximately 330,000 residential, commercial, and industrial natural gas customers, as well as over 5,000 miles of natural gas distribution pipeline across more than 60 communities in Massachusetts.

        The liabilities to be assumed by Eversource Energy under the asset purchase agreement specifically exclude any liabilities (past and future) arising out of or related to the Greater Lawrence Incident, and any further emergency events prior to the closing of the Columbia Acquisition related to the restoration and reconstruction with respect to the Greater Lawrence Incident, including any losses arising out of or related to any litigation, demand, cause of action, claim, suit, investigation, proceeding, indemnification agreements or rights.

        The closing of the Columbia Acquisition is subject to certain regulatory approvals, resolution of certain proceedings before governmental bodies and other conditions. The Columbia Acquisition is expected to close by September 30, 2020, subject to the satisfaction or waiver of various closing conditions.

 U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS

        The following describes the material U.S. federal income tax consequences to "non-U.S. holders" (as defined below) of the purchase, ownership and disposition of Eversource Energy common shares sold pursuant to this offering. This discussion deals only with common shares purchased in this offering that are held as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the "Code" (generally, property held for investment), by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of Eversource Energy common shares that is not any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

        This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder's individual circumstances. Specifically, it does not address consequences relevant to U.S. expatriates and certain former citizens or long-term residents of the United States and partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes.

        This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. No ruling has been or will be sought from the U.S. Internal Revenue Service, or "IRS," with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of Eversource Energy common shares, or that such contrary position would not be sustained by a court. Moreover, this discussion does not address the U.S. state and local, U.S. federal gift or (except as explicitly addressed herein) estate, alternative minimum, or non-U.S. tax considerations relating to the ownership and disposition of Eversource Energy common shares. This discussion also does not address the impact of the Medicare contribution tax on non-U.S. holders.

        If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Eversource Energy common shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Eversource Energy common shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        This discussion is for information purposes only and is not intended as tax advice. Investors should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of Eversource Energy common shares arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Distributions

        A distribution on Eversource Energy common shares will constitute a dividend for U.S. federal income tax purposes to the extent of Eversource Energy's current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distribution not treated as a dividend for U.S. federal income tax purposes will constitute a return of capital to the extent of, and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its common shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or other taxable disposition of Eversource Energy common shares.

        Subject to the discussions below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of Eversource Energy common shares that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or a lower rate specified under an applicable income tax treaty). In order to receive a reduced treaty rate, a non-U.S. holder must provide to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E (or applicable substitute or successor form) properly certifying eligibility for the reduced rate. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

        Subject to the discussions below on backup withholding and foreign accounts, dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty so requires, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, the non-U.S. holder will be exempt from the U.S. federal withholding tax described above, if the non-U.S. holder complies with applicable certification and disclosure requirements (which generally are met by providing to the applicable withholding agent an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States). If the non-U.S. holder is a foreign corporation, a "branch profits tax" also may be imposed at a 30% rate (or a lower rate specified under an applicable income tax treaty) on its effectively connected dividends, as adjusted for certain items.

Sale or Other Taxable Disposition of Eversource Energy Common Shares

        Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale or other taxable disposition of Eversource Energy common shares unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  Eversource Energy common shares constitute a U.S. real property interest by reason of Eversource Energy's status as a U.S. real property holding corporation, or a "USRPHC," for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or a lower rate specified under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified under an applicable income tax treaty) on any gain derived from the taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, Eversource Energy believes that it has not been and currently is not a USRPHC, and Eversource Energy does not expect to become one in the future based on anticipated business operations. However, because the determination of whether Eversource Energy is a USRPHC depends on the fair market value of Eversource Energy's U.S. real property interests relative to the fair market value of its worldwide real property interests and other business assets, there can be no assurance that Eversource Energy is not currently or will not in the future become a USRPHC. Even if Eversource Energy is or becomes a USRPHC, so long as the Eversource Energy common shares are regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable from the sale or other taxable disposition of the Eversource Energy common shares only if such non-U.S. holder actually or constructively owned more than 5% of Eversource Energy outstanding common shares at some time during the applicable five-year period preceding such sale or other taxable disposition (or such non-U.S. holder's holding period, if shorter). Non-U.S. holders should consult their tax advisors about the consequences that could result if Eversource Energy is, or becomes, a USRPHC.

        Non-U.S. holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on Eversource Energy common shares that Eversource Energy makes to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or other applicable certification or otherwise establishes an exemption. However, information returns will be filed with the IRS in connection with any dividends on Eversource Energy common shares paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition of Eversource Energy common shares within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies that it is not a U.S. person (and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the non-U.S. holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder's U.S. federal income tax liability, and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding tax may be imposed under Sections 1471 to 1474 of the Code, as modified by Treasury Regulations and intergovernmental agreements (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA,") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other taxable disposition of, Eversource Energy common shares paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (a) the foreign financial institution undertakes certain diligence and reporting obligations, (b) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (a) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States owned foreign entities" (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on Eversource Energy common shares. While withholdable payments under FATCA would have originally included payments of gross proceeds from the sale or other taxable disposition of such shares on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Withholding agents generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Eversource Energy common shares.

U.S. Federal Estate Tax

        Eversource Energy common shares owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes unless an applicable tax treaty provides otherwise, and therefore, may be subject to U.S. federal estate tax.

        An estate tax credit may be available to reduce the estate tax liability of the estate of an individual who is not a citizen or resident of the United States, but the estate tax credit for a non-citizen non-resident is generally much smaller than the applicable credit for computing the estate tax of a United States citizen or resident. Similarly, deductions for certain expenses (including foreign taxes) may be available to reduce the overall estate tax liability. An individual who is not a citizen or a resident of the United States should consult his or her personal tax advisor regarding the United States federal estate tax consequences of owning Eversource Energy common shares.

UNDERWRITING

        In this offering, subject to the terms and conditions of the underwriting agreement, Eversource Energy has agreed to sell 6,000,000 of its common shares. Subject to certain conditions, Goldman Sachs & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as the joint book-running managers of this offering. Eversource Energy has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from Eversource Energy, the number of common shares set forth opposite that underwriter's name in the table below:

Underwriter	Number of Common Shares
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.

Total	6,000,000

        The underwriters are offering the common shares subject to their acceptance of the shares from Eversource Energy and subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Under the terms and conditions of the underwriting agreement, the underwriters must purchase all of the common shares offered by this prospectus supplement if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. Sales of common shares made outside of the United States may be made by affiliates of the underwriters.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The underwriters propose to offer the common shares offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters' right to reject any order in whole or in part. The underwriters may effect such transactions by selling the common shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of common shares for whom they may act as an agent or to whom they may sell as principal. The difference between the price at which the underwriters purchase Eversource Energy common shares and the price at which the underwriters resell such shares may be deemed underwriting compensation.

        The underwriters are purchasing the common shares from Eversource Energy at the price per share set forth on the cover page of this prospectus supplement.

Option to Purchase Additional Shares

        Eversource Energy has granted the underwriters an option, exercisable in whole or from time to time in part, for a period of 30 days from the date of this prospectus supplement, to purchase from Eversource Energy up to an additional 900,000 of its common shares at a price of $            per share. If any common shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

No Sale of Similar Securities

        Eversource Energy has agreed, for a period of 60 days from the date of this prospectus supplement, to not, without the prior written consent of the representatives, (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or grant any option, right or warrant to purchase, or otherwise transfer or dispose of, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any common shares, or any securities convertible into or exercisable or exchangeable for or repayable with common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common shares or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, without the prior written consent of the representatives, subject to certain exceptions including (i) in connection with this offering and sale of common shares to the underwriters; or (ii) in connection with any employee or trustee compensation plans, or employee or other investment plans of Eversource Energy as in effect on the date of this prospectus supplement.

Lock-Ups

        All of the trustees and executive officers of Eversource Energy have agreed, subject to certain exceptions, for a period of 60 days after the date of this prospectus supplement, to not, without the prior written consent of the underwriters, (1) directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Eversource Energy common shares, or any options or warrants to purchase any Eversource Energy common shares, or any securities convertible into, exchangeable for or that represent the right to receive Eversource Energy common shares, whether now owned or hereinafter acquired, owned directly by such trustees or executive officers (including holding as a custodian) or with respect to which such trustees or executive officers have beneficial ownership within the rules and regulations of the Securities and Exchange Commission, or file, or cause to be filed, any registration statement under the Securities Act, with respect to any of the foregoing or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Eversource Energy common shares or such other securities, whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise. The foregoing restrictions do not apply to transfers of shares as gifts, to any trust for the benefit of such trustees or executive officers or to any member of the immediate family of such trustees or executive officers, provided that the transferee agrees to be bound in writing by the restrictions described above.

New York Stock Exchange Listing

        Eversource Energy common shares are listed on the NYSE under the symbol "ES."

Price Stabilization and Short Positions

        Until the distribution of the common shares offered hereby is completed, Securities and Exchange Commission rules may limit the underwriters and selling group members from bidding for or purchasing common shares. However, the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases that peg, fix or maintain the price of the common shares.

        In connection with the offering, the underwriters may make short sales of common shares. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number common shares than they are required to purchase in the offering. The underwriters must close out any such short position by purchasing common shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover short positions may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares. As a result, the prices of the common shares may be higher than they would otherwise be in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Neither Eversource Energy nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither Eversource Energy nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

  General

        The common shares are being offered for sale in the United States and in certain jurisdictions outside the United States, subject to applicable law.

  Notice to Prospective Investors in the European Economic Area and United Kingdom

        The common shares are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area ("EEA") or in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2016/97 (as amended, the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (the "Prospectus Regulation"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the common shares or otherwise making them available to retail investors in the EEA or in the UK has been prepared, and therefore offering or selling the common shares or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of common shares in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of common shares. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

  Notice to Prospective Investors in the United Kingdom

        In the United Kingdom, this offering document is only being distributed to and is only directed at persons who are "qualified investors" (within the meaning of Article 2(e) of the Prospectus Regulation) and (i) who are investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 as amended (the "Order"), (ii) who are high net worth entities to whom this offering document may otherwise lawfully be communicated or (iii) who are other persons to whom this offering document may otherwise lawfully be communicated falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

        Any investment or investment activity to which this offering document relates is available only to relevant persons and will be engaged in only with relevant persons. This offering document must not be acted on or relied on by persons who are not relevant persons. Recipients of this offering document are not permitted to transmit it to any other person. The securities offered hereby are not being offered to the public in the United Kingdom.

  Notice to Prospective Investors in Hong Kong

        The common shares may not be offered or sold in Hong Kong by means of any document other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance.

  Notice to Prospective Investors in Japan

        The common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the "Financial Instruments and Exchange Act") and each underwriter has agreed that it will not offer or sell any common shares, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

  Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

        Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, Eversource Energy has determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the common shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

  Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

        This prospectus supplement and the accompanying prospectus contain general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice.

Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

  Notice to Residents of Canada

        The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendments thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Expenses

        The expenses in connection with the sale of the common shares are estimated at $600,000. This estimate includes expenses relating to printing and legal fees, among other expenses.

Certain Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide Eversource Energy and its affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

        Certain of the underwriters or their affiliates have a lending relationship with Eversource Energy. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Eversource Energy and its affiliates.

        The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL OPINIONS

        Certain legal matters in connection with this offering of the common shares will be passed on for Eversource Energy by Ropes & Gray LLP, Boston, Massachusetts, and for the underwriters by Hunton Andrews Kurth LLP, New York, New York. Hunton Andrews Kurth LLP, from time to time has performed legal services for Eversource Energy.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus supplement by reference from Eversource Energy's Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Eversource Energy and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows Eversource Energy to "incorporate by reference" the information Eversource Energy files with it, which means that Eversource Energy can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement. Later information that Eversource Energy files with the Securities and Exchange Commission will automatically update and supersede this information. Eversource Energy incorporates by reference the documents listed below and any future filings Eversource Energy makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding, in each case, information deemed furnished and not filed with the Securities and Exchange Commission pursuant to its rules and regulations, until Eversource Energy sells all the securities to which this prospectus supplement relates, or the offering is otherwise terminated.

  •
  Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020.

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 8, 2020.

  •
  Current Reports on Form 8-K, filed on January 16, 2020, February 11, 2020, March 23, 2020, March 30, 2020 and May 11, 2020.

        Eversource Energy will provide to each person to whom a copy of this prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Eversource Energy will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Emilie G. O'Neil
Assistant Treasurer
Eversource Energy
247 Station Drive
Westwood, MA 02090
(781) 441-8127

        The information contained on Eversource Energy's website is not part of this prospectus supplement.

 SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

        Eversource Energy makes statements in this prospectus supplement and in the documents Eversource Energy incorporates by reference that are statements concerning its expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements through the use of words or phrases such as "estimate," "expect," "anticipate," "intend," "plan," "project," "believe," "forecast," "should," "could," and other similar expressions. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause Eversource Energy's actual results to differ materially from those contained in Eversource Energy's forward-looking statements, including, but not limited to:

  •
  Eversource Energy's ability to complete the Columbia Acquisition,

  •
  cyberattacks or breaches, including those resulting in the compromise of the confidentiality of Eversource Energy's proprietary information and the personal information of Eversource Energy's customers,

  •
  disruptions in the capital markets or other events that make Eversource Energy's access to necessary capital more difficult or costly,

  •
  the negative impacts of the novel coronavirus (COVID-19) pandemic on our customers, vendors, employees, regulators, and operations,

  •
  changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability,

  •
  ability or inability to commence and complete Eversource Energy's major strategic development projects and opportunities,

  •
  acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt Eversource Energy's electric transmission and electric, natural gas, and water distribution systems,

  •
  actions or inaction of local, state and federal regulatory, public policy and taxing bodies,

  •
  substandard performance of third-party suppliers and service providers,

  •
  fluctuations in weather patterns, including extreme weather due to climate change,

  •
  changes in business conditions, which could include disruptive technology or the development of alternative energy sources related to Eversource Energy's current or future business model,

  •
  contamination of, or disruption in, Eversource Energy's water supplies,

  •
  changes in levels or timing of capital expenditures, including the Columbia Gas of Massachusetts asset acquisition,

  •
  changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations,

  •
  changes in accounting standards and financial reporting regulations,

  •
  actions of rating agencies, and

  •
  other presently unknown or unforeseen factors.

        Other risk factors are detailed in Eversource Energy's reports filed with the Securities and Exchange Commission and updated as necessary, and Eversource Energy encourages you to consult such disclosures.

        All such factors are difficult to predict, and contain uncertainties that may materially affect Eversource Energy's actual results, many of which are beyond its control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for Eversource Energy's management to predict all of such factors, nor can such management assess the impact of each such factor on the business of Eversource Energy or the extent to which any factor, or combination of factors, may cause actual results of Eversource Energy to differ materially from those contained in any forward-looking statements.

PROSPECTUS

EVERSOURCE ENERGY

Senior Notes, Common Shares, Preferred Shares, Warrants,
Share Purchase Contracts, Share Purchase Units

THE CONNECTICUT LIGHT AND POWER COMPANY

First and Refunding Mortgage Bonds

NSTAR ELECTRIC COMPANY

Debt Securities

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

First Mortgage Bonds

        The common shares of Eversource Energy are listed on the New York Stock Exchange under the symbol "ES." Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

        The principal executive office of Eversource Energy is located at 300 Cadwell Drive, Springfield, Massachusetts 01104. The general business offices of Eversource Energy are located at 800 Boylston Street, Boston, Massachusetts 02199 and 56 Prospect Street, Hartford, Connecticut 06103. Its telephone number is (800) 286-5000.

        The principal executive and business offices of The Connecticut Light and Power Company are located at 107 Selden Street, Berlin, Connecticut 06037, and its telephone number is (800) 286-5000.

        The principal executive and business offices of NSTAR Electric Company are located at located at 800 Boylston Street, Boston, Massachusetts 02199, and its telephone number is (800) 286-5000.

        The principal executive office of Public Service Company of New Hampshire is located at Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101-1134, and its telephone number is (800) 286-5000.

        Each of The Connecticut Light and Power Company, NSTAR Electric Company and Public Service Company of New Hampshire is doing business as Eversource Energy.

        There are risks involved with purchasing these securities. Please refer to the "RISK FACTORS" discussion on page 1 of this prospectus.

        We urge you to carefully read this prospectus and the prospectus supplement, which will describe the specific terms of an offering, together with additional information described under the caption "WHERE YOU CAN FIND MORE INFORMATION" before you make your investment decision.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2019.

PROSPECTUS

PROSPECTUS SUMMARY

        This prospectus is part of a registration statement that the Registrants filed with the Securities and Exchange Commission (Commission) utilizing a "shelf" registration process. Under this shelf process, any of the Registrants may, from time to time, sell any combination of their securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the terms of your securities vary between this prospectus and the accompanying prospectus supplement, you should rely on the information in the following priority:

  •
  The prospectus supplement; and

  •
  The prospectus.

        As used in this prospectus, "Eversource Energy" or the "Company" refers to Eversource Energy, a voluntary association and Massachusetts business trust; "CL&P" refers to The Connecticut Light and Power Company doing business as Eversource Energy; "NSTAR Electric" refers to NSTAR Electric Company doing business as Eversource Energy; and "PSNH" refers to Public Service Company of New Hampshire doing business as Eversource Energy. The terms "we," "us" and "our" refer to Eversource Energy when discussing the securities to be issued by Eversource Energy, CL&P when discussing the securities to be issued by CL&P, NSTAR Electric when discussing the securities to be issued by NSTAR Electric, and PSNH when discussing the securities to be issued by PSNH, and collectively to all the Registrants where the context requires. "Registrants" refers to Eversource Energy, CL&P, NSTAR Electric and PSNH, collectively.

RISK FACTORS

        Investing in each Registrant's securities involves risks. You should carefully consider the risks described under "Risk Factors" in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2018 of each Registrant, filed with the Commission on February 26, 2019, and incorporated by reference in this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in any Registrant's securities. See "WHERE YOU CAN FIND MORE INFORMATION" below.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (Securities Act), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the Commission's rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

        We are subject to the informational requirements of the Securities Exchange Act of l934, as amended (the Exchange Act), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by any of the Registrants with the Commission, at the Commission's Public Reference Room at its principal offices at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission's Internet site at http://www.sec.gov. You can find additional information about us on Eversource Energy's website at http://www.eversource.com. The information on this website is not a part of this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the Commission will automatically update and supersede this information. Each Registrant incorporates by reference the documents listed below related to such Registrant and any future filings such Registrant makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed with the Commission pursuant to its rules and regulations, until we sell all the securities to which this prospectus relates, or the offering is otherwise terminated.

        Eversource Energy:

  •
  Annual Report on Form 10-K for the year ended December 31, 2018.

  •
  Current Report on Form 8-K, filed on February 6, 2019.

        CL&P:

  •
  Annual Report on Form 10-K for the year ended December 31, 2018.

        NSTAR Electric:

  •
  Annual Report on Form 10-K for the year ended December 31, 2018.

        PSNH:

  •
  Annual Report on Form 10-K for the year ended December 31, 2018.

        We will provide to each person to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

    Emilie G. O'Neil
    Assistant Treasurer, Corporate Finance and Cash Management
    Eversource Energy
    247 Station Drive
    Westwood, MA 02090
    (781) 441-8127

 SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

        We make statements in this prospectus and in the documents we incorporate by reference that are statements concerning our expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify our forward-looking statements through the use of words or phrases such as "estimate," "expect," "anticipate," "intend," "plan," "project," "believe," "forecast," "should," "could," and other similar expressions. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause our actual results to differ materially from those contained in our forward-looking statements, including, but not limited to:

  •
  cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers,

  •
  acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and distribution systems,

  •
  ability or inability to commence and complete our major strategic development projects and opportunities,

  •
  actions or inaction of local, state and federal regulatory, public policy and taxing bodies,

  •
  substandard performance of third-party suppliers and service providers,

  •
  fluctuations in weather patterns, including extreme weather due to climate change,

  •
  changes in business conditions, which could include disruptive technology related to our current or future business model,

  •
  increased conservation measures of customers and development of alternative energy sources,

  •
  contamination of, or disruption in, our water supplies,

  •
  changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability,

  •
  changes in levels or timing of capital expenditures,

  •
  disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly,

  •
  changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations,

  •
  changes in accounting standards and financial reporting regulations,

  •
  actions of rating agencies, and

  •
  other presently unknown or unforeseen factors.

Other risk factors are detailed from time to time in reports filed by the Registrants with the Commission and we encourage you to consult such disclosures.

        All such factors are difficult to predict, contain uncertainties that may materially affect our actual results and are beyond the control of the Registrants. You should not place undue reliance on the forward-looking statements, each speaks only as of the date on which such statement is made, and, except as required by the federal securities laws, the Registrants undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for each Registrant's management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward-looking statements.

THE REGISTRANTS

EVERSOURCE ENERGY

        Eversource Energy, a voluntary association and Massachusetts business trust, is headquartered in Boston, Massachusetts and Hartford, Connecticut and is a public utility holding company subject to the regulation of the Federal Energy Regulatory Commission (FERC) under the Public Utility Holding Company Act of 2005.

        Eversource Energy is engaged primarily in the energy delivery business, providing franchised retail electric service to approximately 3.25 million customers in Connecticut, New Hampshire and Massachusetts through three wholly-owned subsidiaries, CL&P, NSTAR Electric and PSNH, each of which is doing business as Eversource Energy, franchised retail natural gas service to more than 533,000 residential, commercial and industrial customers in Connecticut and Massachusetts through two wholly-owned indirect subsidiaries, NSTAR Gas Company and Yankee Gas Services Company, each of which is doing business as Eversource Energy, and water services to approximately 228,000 residential, commercial, industrial, municipal and fire protection and other customers, in 59 towns and cities in Connecticut, Massachusetts and New Hampshire through three separate regulated water utilities, Aquarion Water Company of Connecticut, Aquarion Water Company of Massachusetts and Aquarion Water Company of New Hampshire. A portion of the storage of natural gas supply for NSTAR Gas during the winter heating season is provided by Hopkinton LNG Corp., an indirect, wholly-owned subsidiary of Eversource Energy. Eversource Energy has a service company, Eversource Energy Service Company, which provides management and support services to Eversource Energy and its subsidiaries, including CL&P, NSTAR Electric and PSNH. Eversource Energy also has a subsidiary, Northern Pass Transmission LLC, which was formed to construct, own and operate the Northern Pass line, an HVDC transmission line from Québec to New Hampshire under development that will interconnect with a new HVDC transmission line being developed in Canada. Bay State Wind is an offshore wind project being jointly developed by Eversource and Denmark-based Ørsted. Bay State Wind is located in a 300-square-mile area of the Atlantic Ocean approximately 25 miles south of the coast of Massachusetts and has the ultimate potential to generate at least 2,000 MW of clean, renewable energy. Eversource and Ørsted each hold a 50 percent ownership interest in Bay State Wind. Eversource and Ørsted are also 50-50 partners in the Revolution Wind and South Fork Wind power projects, as well as a 257-square-mile tract off the coasts of Massachusetts and Rhode Island.

        Eversource Energy's subsidiaries are regulated in virtually all aspects of their business by various federal and state agencies, including the Commission, the FERC, and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each company operates.

THE CONNECTICUT LIGHT AND POWER COMPANY

        The Connecticut Light and Power Company, doing business as Eversource Energy (CL&P), a Connecticut corporation, is a wholly-owned subsidiary of Eversource Energy. CL&P is engaged in the purchase, transmission, delivery and sale of electricity to its residential, commercial and industrial customers. As of December 31, 2018, CL&P furnished retail franchise electric service to approximately 1.25 million customers in 149 cities and towns in Connecticut, covering an area of 4,400 square miles. CL&P does not own any electric generation facilities.

NSTAR ELECTRIC COMPANY

        NSTAR Electric Company, doing business as Eversource Energy (NSTAR Electric), a Massachusetts corporation, is a wholly-owned subsidiary of Eversource Energy. NSTAR Electric is engaged in the purchase, transmission, delivery and sale of electricity to its residential, commercial and industrial customers. As of December 31, 2018, NSTAR Electric furnished retail franchise electric service to approximately 1.47 million customers in Boston and 139 cities and towns in eastern and western Massachusetts, including Cape Cod, Martha's Vineyard and the greater Springfield metropolitan area, covering an aggregate area of approximately 3,200 square miles. NSTAR Electric does not own any generating facilities used to supply customers and purchases its energy requirements from competitive energy suppliers. It has one wholly-owned subsidiary, Harbor Electric Energy Company, that provides retail distribution and other services to the Massachusetts Water Resources Authority.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

        Public Service Company of New Hampshire, doing business as Eversource Energy (PSNH), a New Hampshire corporation, is a wholly-owned subsidiary of Eversource Energy. PSNH is primarily engaged in the purchase, transmission, delivery and sale of electricity to residential, commercial and industrial customers. As of December 31, 2018, PSNH furnished retail franchise electric service to approximately 519,000 retail customers in 211 cities and towns in New Hampshire, covering an area of approximately 5,630 square miles. PSNH does not own any electric generation facilities. PSNH has two active wholly-owned subsidiaries: Properties, Inc., a real estate company, and PSNH Funding LLC 3, a bankruptcy remote, special purpose, wholly-owned, consolidated subsidiary of PSNH formed solely to issue rate reduction bonds to finance PSNH's unrecovered remaining costs associated with the divestiture of its generation assets.

USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. The specific use of proceeds from the sale of securities will be set forth in the prospectus supplement relating to each offering of these securities.

DESCRIPTION OF SECURITIES REGISTERED

EVERSOURCE ENERGY

Senior Notes, Common Shares, Preferred Shares, Warrants, Share Purchase Contracts and Share Purchase Units

        General.    The following is a summary description of the material terms of Eversource Energy's Senior Notes, Common Shares, Preferred Shares, Warrants, Share Purchase Contracts and Share Purchase Units and the provisions of Eversource Energy's Declaration of Trust. It also summarizes relevant provisions of the Massachusetts Business Corporation Act, or MBCA. Since the terms of our Declaration of Trust and the MBCA are more detailed than the general information provided below, we urge you to read the actual provisions of the Declaration of Trust and the MBCA. The following summary description does not purport to be complete and is subject in all respects to the MBCA and our Declaration of Trust. Our Declaration of Trust is incorporated by reference in the registration statement of which this prospectus forms a part. The particular terms of the Senior Notes, Common Shares, Preferred Shares, Warrants, Share Purchase Contracts and Share Purchase Units offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the securities so offered, will be described therein. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

Common Shares and Preferred Shares

        Common Shares.    Our outstanding common shares are listed on the New York Stock Exchange (NYSE) and trade under the symbol "ES". Any additional common shares we issue will also be listed on the NYSE. Common shareholders may receive dividends if and when declared by our Board of Trustees. Dividends may be paid in cash, shares or other form. All outstanding common shares are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable.

        Each common share is entitled to one vote in the election of Trustees and other matters. Common shareholders are not entitled to cumulative voting rights. We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders, if any.

        Our transfer agent and registrar is Computershare Trust Company, N.A. You may contact them by telephone at (800) 999-7269.

        Preferred Shares.    We do not currently have preferred shares authorized, although our Declaration of Trust permits the issuance of preferred shares subject to common shareholder approval. Before we can issue preferred shares we will need to obtain authorization from our Board of Trustees and our common shareholders. If we issue preferred shares, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the Commission. The following description of the terms of the preferred shares sets forth certain general terms and provisions.

        Preferred shares will have such par value, if any, such priority in liquidation, such voting rights and such other rights, privileges, preferences, restrictions and limitations as may be established by our Board of Trustees and approved by our common shareholders. In some cases, the issuance of preferred shares could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred shares could also restrict dividend payments to holders of our common shares.

        The preferred shares will, when authorized and issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the preferred shares will rank on parity in all respects with any outstanding preferred shares we may have at that time and will have priority over our common shares as to dividends and distributions of assets. Therefore, the rights of any preferred share may limit the rights of the holders of our common shares.

        The transfer agent, registrar, and dividend disbursement agent for a series of preferred shares will be named in a prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of the preferred shares have the right to elect Trustees or to vote on any other matter.

Warrants

        We may issue warrants for the purchase of preferred shares, common shares, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for us with any holders or beneficial owners of warrants.

        This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the Commission in connection with the offering of such warrants.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies, in which the price of such warrants will be payable;

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  the securities purchasable upon exercise of such warrants and the price at which the securities may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of any material United States Federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Share Purchase Contracts and Share Purchase Units

        We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, preferred shares or debt obligations of third parties, including U.S. Treasury securities or obligations of our subsidiaries, securing the holders' obligations to purchase the common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

Massachusetts Law and Our Declaration of Trust

        General.    We are an unincorporated "voluntary association" formed under Massachusetts law, a type of entity commonly referred to as a Massachusetts business trust. For most purposes, except those explicitly set forth below, a Massachusetts business trust is a common law entity governed solely by our Declaration of Trust, which constitutes a contract among the Trustees and shareholders or beneficiaries of the trust and is comparable to a certificate of incorporation and bylaws of a corporation.

        Corporate Governance.    The rights of our shareholders are currently governed by Massachusetts law and our Declaration of Trust. Our Declaration of Trust provides that all matters properly brought before a shareholder meeting at which a quorum is present will be decided by the majority vote of the shares present or represented by proxy at the meeting, except as otherwise set forth in the Declaration of Trust and the provisions of any class or classes of preferred shares that may be authorized. The Declaration of Trust also provides that the Trustees may only be elected with the affirmative vote of the holders of a majority of the outstanding shares with general voting power. A vote of two-thirds of all shares outstanding and having voting power may be required to take certain actions. Our Declaration of Trust also provides for proxy access.

        Amendments to Governing Documents.    Our Declaration of Trust provides that the trust may be altered, amended, added to or rescinded by the affirmative vote of at least two-thirds of the member of our Board of Trustees, provided that any such alteration, amendment, addition or rescission must also be approved by the affirmative vote or the written consent of the holders of at least two-thirds of all shares issued and outstanding and having general voting power. However, no alteration, amendment, addition or rescission adversely affecting the preferences or priorities of any preferred shares will be effective without the affirmative vote or written consent of the holders of at least two-thirds of the affected preferred shares.

        Preemptive Rights.    Our Declaration of Trust provides that the holders of common shares and convertible securities will have preemptive rights with respect to offerings for cash of common shares or securities convertible into common shares, except with respect to:

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  common shares, or the grant of rights or options on such shares, to our Trustees, directors, officers, or employees or those of a subsidiary of ours, if the issue or grant is approved by the holders of common shares at a meeting duly held for such purpose or is authorized by and consistent with a plan previously so approved by the holders of common shares;

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  common shares issued on the conversion of convertible securities, if the convertible securities were offered or issued to holders of common shares in satisfaction of their preemptive rights or were not subject to preemptive rights;

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  common shares and convertible securities offered to shareholders in satisfaction of their preemptive rights and not purchased by those shareholders;

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  common shares or convertible securities issued pursuant to a plan adjusting any rights to fractional shares or fractional interests in order to prevent the issue of fractional shares or fractional interests in these shares;

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  common shares or convertible securities issued in connection with a merger or consolidation or pursuant to an order of a court, unless such order provides otherwise;

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  common shares or convertible securities issued in a public offering or through an underwriting;

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  common shares or convertible securities released from preemptive rights through the affirmative vote or written consent of the holders of at least two-thirds of the common shares then outstanding; or

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  common shares or convertible securities held in our treasury.

        Board of Trustees.    Members of our Board of Trustees serve one-year terms and are elected annually.

        Shareholder Proposals and Trustee Nominations.    Our shareholders may submit shareholder proposals and nominate candidates for the Board of Trustees if the shareholders follow advance notice procedures described in our annual proxy statement. Our Declaration of Trust also provides for proxy access.

        Meetings of Shareholders.    Under our Declaration of Trust, meetings of the shareholders may be called only by the chairman of the board, the president, or a majority of the Board of Trustees or may be requested by the holders of one-tenth (1/10) in interest of all shares outstanding having a right to vote.

        Indemnification of Trustees and Officers.    Our Declaration of Trust provides that we will indemnify each of its present and former Trustees and officers against any loss, liability or expense incurred in proceedings in which such person may be involved by reason of being or having been a Trustee or officer, except with respect to any matter as to which such person shall have been finally adjudicated in such proceeding not to have acted in good faith in the reasonable belief that such person's action was in our best interests. If any such proceeding is disposed of by a compromise payment by any such Trustee or officer, no indemnification payment will be provided unless a determination is made that such Trustee or officer acted in good faith in the reasonable belief that such person's action was in our best interests. Such determination must be made by either the Board of Trustees by majority vote of the quorum consisting of Trustees who were not parties to such proceeding, by our independent legal counsel in a written opinion, or by the shareholders.

        Limitation on Trustee Liability.    The Declaration of Trust provides that no member of the Board of Trustees will be liable to us or our shareholders for monetary damages due to any breach of fiduciary duty, except for:

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  breaches of such person's duty of loyalty to us or our shareholders;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

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  any transaction from which such person derived an improper personal benefit.

        Anti-takeover Statutes.    A Massachusetts anti-takeover statute, Chapter 110F of the Massachusetts General Laws, prohibits any business combination with an interested shareholder, generally a person who owns or has recently owned at least 5% of the Company's outstanding voting shares, for three years after the person becomes an interested shareholder unless:

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  prior to the 5% purchase, the Board of Trustees approves either the 5% purchase or the proposed business combination;

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  the interested shareholder owned approximately 90% of the company's voting shares (excluding shares held by certain affiliates of the Company) after making the 5% purchase which rendered him or her an interested shareholder; or

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  the Board of Trustees and holders of two-thirds of the non-interested shares approve the business combination after the acquiror has become an interested shareholder.

        Another Massachusetts anti-takeover statute, Chapter 110D of the Massachusetts General Laws, regulates the acquisition of control shares. A control share acquisition occurs when an individual aggregates a number of shares which, when added to shares already owned, would allow the acquiring person to vote at least 20% of the Company's shares. Under Chapter 110D, shares acquired in this type of a transaction would have no voting rights unless a majority of non-interested shareholders specifically voted to grant the acquiring person voting rights for these shares. In general, the acquiring person as well as our officers and employee-Trustees are not permitted to vote on whether these voting rights should be granted.

        Our Declaration of Trust does not address anti-takeover regulations or protections.

Senior Notes

        General.    The following description sets forth certain general terms and provisions of the senior unsecured notes being registered by Eversource Energy (Senior Notes). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the Senior Notes offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

        Senior Notes will be issued under a supplemental indenture or indentures to our indenture (the Senior Note Indenture), between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor trustee (the Senior Note Trustee) dated as of April 1, 2002, as amended and supplemented. You may contact them at their Corporate Trust Administration Office at 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262, telephone (412) 236-1201. As of December 31, 2018, we had an aggregate of $4,000,000,000 principal amount of Senior Notes outstanding under the Senior Note Indenture, consisting of nine series.

        The Senior Notes will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

        The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Senior Notes will specify:

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  the designation and aggregate principal amount of such Senior Notes;

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  the date or dates on which such Senior Notes will mature;

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  the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;

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  the dates on which such interest will be payable or method by which such dates are to be determined;

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  the record dates for payments of interest;

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  any redemption terms;

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  the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

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  the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to us shall be sent; and

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  other specific terms applicable to such Senior Notes. (Section 301)

        Unless otherwise indicated in the applicable prospectus supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

        Unless otherwise indicated in the applicable prospectus supplement or as below described under "Limitation on Liens" and "Sale and Leaseback Transactions", there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

        Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends to us, repurchase shares of their common stock from us or repay loans or advances made by us to them. Holders of the Senior Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. In addition to trade debt, our subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

        Registration, Transfer, Exchange and Form.    Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

        Unless otherwise indicated in the applicable prospectus supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

        In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

        Paying Agents.    We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

        All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

        Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

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  the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

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  immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

        We shall also be required to deliver to the Senior Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

        Limitation on Liens.    Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents us or any of our subsidiaries from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, we will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (Debt) secured by a mortgage, lien, pledge, security interest or other encumbrance (Lien) upon any of our property, including the capital stock of any of our subsidiaries, without effectively providing that the outstanding Senior Notes (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to:

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  Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable, including, without limitation, "stock forward" transactions;

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  Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

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  Liens on any property or assets acquired from a corporation which is merged with or into us, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

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  any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

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  any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

        Notwithstanding the foregoing, we may issue or assume Debt secured by Liens on our cash which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed $100 million. The following types of transactions shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit us to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to us by such governmental unit pursuant to the provisions of any contract or statute; and share forwards with respect to our common shares accounted for as equity transactions under applicable accounting guidelines wherein the shares collateralize the forward repayment obligation. (Section 1007)

        Sale and Leaseback Transactions.    If this covenant is made applicable to the Senior Notes of any series, we will not enter into any Sale and Leaseback Transaction unless either:

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  we would be entitled pursuant to the "Limitation on Liens" covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable

    Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that Debt; or

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  we, within 270 days after the sale or transfer of the relevant assets shall have been made, apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two of our Trustees) to:

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  the retirement of our long-term indebtedness ranking prior to or on a parity with the Senior Notes; or

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  the investment in any property used in the ordinary course of our business.

        "Attributable Value" means, as to any particular lease under which we are at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

        "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by us whereby we transfer the property to a person and we lease it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

        Modification of the Senior Note Indenture.    The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification shall without the consent of the holders of each outstanding Senior Note affected thereby:

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  change the date upon which the principal of or the interest on any Senior Note is due and payable;

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  reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

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  change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

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  impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

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  reduce the aforesaid percentage of Senior Notes, the consent of the holders of which is required for any modification of the applicable supplemental indenture or for waiver by the holders of certain of their rights; or

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  modify certain provisions of the Senior Note Indenture. (Section 902)

        The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the holders of any Senior Notes to evidence the succession of another Person to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the holders of the Senior Notes described in the preceding paragraph. (Section 901)

        Events of Default.    An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

  •
  failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

  •
  failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

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  failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

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  default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

  •
  certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

        We will be required to file with the Senior Note Trustee annually an officers' certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the holders. (Sections 502 and 513)

        Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the Senior Notes, unless such holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

        Subject to such provision for indemnification, the holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of Senior Notes, the holders of a majority in aggregate principal amount of the Senior Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

        Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under "—Consolidation, Merger, Conveyance, Sale or Transfer," "—Sale and Leaseback Transactions" and "—Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

  •
  We irrevocably deposit with the Senior Note Trustee, in trust, (a) money; or (b) in certain cases, U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or (c) a combination thereof, in each case sufficient to pay and discharge:

  •
  the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us; and

  •
  any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;

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  no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

  •
  we deliver to the Senior Note Trustee an opinion of counsel to the effect

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  that the holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations;

  •
  that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and

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  that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

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  we have delivered to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

        Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

  •
  the rights of holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

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  our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

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  the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101)

        U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

        Resignation or Removal of Senior Note Trustee.    The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

        The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

        No Recourse Against Others.    The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any Trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

        Concerning the Senior Note Trustee.    The Senior Note Trustee under the Senior Note Indenture or affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, an affiliate of the Senior Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under the facilities of approximately $92.1 million and $41.3 million, respectively.

THE CONNECTICUT LIGHT AND POWER COMPANY

The CL&P Bonds

        General.    The following description sets forth certain general terms and provisions of the first and refunding mortgage bonds being registered by CL&P (CL&P Bonds). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the CL&P Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the CL&P Bonds offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the CL&P Bonds so offered, will be described therein. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        We will issue the CL&P Bonds in one or more series under our Indenture of Mortgage and Deed of Trust, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the CL&P Bond Trustee), dated as of May 1, 1921, as amended and restated in 2005 and as supplemented and as it is to be further supplemented by one or more Supplemental Indentures, each of which would relate to one or more series of the CL&P Bonds. In this prospectus, we will refer to the Indenture of Mortgage and Deed of Trust, as amended and restated and supplemented, as the "CL&P Indenture" and we will refer to any Supplemental Indenture that will supplement the Indenture as a "Supplemental Indenture." As of December 31, 2018, we had an aggregate of $3,265,345,000 principal amount of CL&P Bonds outstanding under the CL&P Indenture, consisting of 13 series.

        Amendment and Restatement of the CL&P Indenture.    The CL&P Indenture was amended and restated substantially in its entirety on April 7, 2005. Certain provisions of such amendment (the B Provisions), however, require the consent of the holders of 100% in principal amount of all CL&P Bonds outstanding under the CL&P Indenture in order to become effective. The B Provisions will become effective automatically upon receipt of such requisite 100% consent. We have already obtained the required approval for the B Provisions from the Connecticut Department of Public Utility Control.

        Each holder of CL&P Bonds issued after 2003 (including any CL&P Bonds offered by any prospectus supplement and any CL&P Bonds offered by any future prospectus), solely by virtue of its acquisition of such CL&P Bonds, including as an owner of a book-entry or other beneficial interest therein, will have and be deemed to have consented, without the need for any further action or consent by such holder, to the B Provisions. We presently do not expect to receive the requisite 100% consent for the B Provisions, and therefore do not expect the B Provisions to become effective until 2024, when the last series of CL&P Bonds outstanding issued before 2004 mature.

        Accordingly, presented below are summary descriptions of the CL&P Bonds and the CL&P Indenture—as now in effect and as they will be in effect following receipt of the requisite bondholder consent, when the B Provisions become effective.

        THERE ARE MATERIAL DIFFERENCES BETWEEN THE CL&P INDENTURE AS NOW IN EFFECT AND AS IT WILL BE IN EFFECT WHEN THE B PROVISIONS BECOME EFFECTIVE, AND YOU ARE ADVISED TO CAREFULLY READ THE SUMMARIES BELOW TO UNDERSTAND THE IMPACT OF THE B PROVISIONS. THE SUMMARY DESCRIPTION OF THE PROVISIONS OF THE CL&P INDENTURE AND OF THE B PROVISIONS WHICH FOLLOWS DOES NOT PURPORT TO BE COMPLETE OR TO COVER ALL OF THE PROVISIONS THEREOF. COPIES OF THE CL&P INDENTURE, INCLUDING THE B

PROVISIONS, ARE AVAILABLE FROM US AND REFERENCE IS MADE TO THE CL&P INDENTURE, INCLUDING THE B PROVISIONS. FOR A COMPLETE STATEMENT OF THE APPLICABLE PROVISIONS, THE CL&P INDENTURE, INCLUDING THE B PROVISIONS, IS INCLUDED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

        General Terms of the CL&P Bonds.    The prospectus supplement with respect to each series of CL&P Bonds will set forth the maturity date, interest rate, interest payment dates, record dates and other specific terms and provisions for such series.

        The CL&P Bonds are to be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or multiples thereof and may be presented for exchange for a like aggregate principal amount of the same series of CL&P Bonds of other authorized denominations and for transfer at the principal office of the CL&P Bond Trustee in New York City without payment in either case of any charge other than for any tax or other governmental charges required to be paid by us.

        Security.    The CL&P Indenture constitutes a first mortgage lien (subject to liens permitted by the CL&P Indenture) on substantially all of our physical property and franchises, including our generating stations, if any are acquired in the future, and our transmission and distribution facilities. We currently do not own any generating stations. Subject to the provisions of the Federal Bankruptcy Code, the CL&P Indenture will also constitute a lien on after-acquired property, although in states other than Connecticut it may be necessary to comply with applicable recording requirements to perfect the lien on after-acquired property. The CL&P Indenture also permits after-acquired property to be subject to liens prior to that of the CL&P Indenture. The security afforded by the CL&P Indenture is for the equal and ratable protection of all our presently outstanding CL&P Bonds and any CL&P Bonds which may hereafter be issued under the CL&P Indenture.

        The B Provisions would continue the existing first mortgage lien of the CL&P Indenture, but would expand both the types of property excepted from the lien and the types of permitted liens. We believe that these changes will not have a material effect on the security afforded by the mortgage lien on the property subject thereto. However, the B Provisions also would exclude any generating properties from the lien of the CL&P Indenture. Although this is not significant at present because we own no generating properties, if any such properties are acquired or constructed in the future, after effectiveness of the B Provisions, such properties would not be subject to the lien of the CL&P Indenture unless we chose to take such action.

        Unlike the current provisions of the CL&P Indenture, the B Provisions would permit us to issue certain debt other than CL&P Bonds that would be secured by liens on the mortgaged property that are equal with or prior to the lien of the CL&P Indenture. We believe that this change will not have a material effect on the security provided by the CL&P Indenture, because we may only issue such equal or prior secured debt in an aggregate principal amount up to 3% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the CL&P Indenture, plus (2) certain cash then on deposit with the CL&P Bond Trustee. This issuance requirement would not apply to our assumption of debt secured by a lien existing (or created concurrently) on property we acquire, and there would be no limit on the amount of equal or prior secured debt that we could so assume. However, the test for the issuance of additional CL&P Bonds, as described below under "—Issuance Test for New CL&P Bonds," in effect, counts all outstanding equal or prior secured debt against our ability to issue additional CL&P Bonds.

        Under certain limited circumstances, the lien of the CL&P Indenture on real property in Connecticut acquired by us after June 3, 1985 could be subordinated to a lien in favor of the State of Connecticut pursuant to a Connecticut law (Connecticut General Statutes Section 22a-452a) providing for such a lien for reimbursement for expenses incurred in containing, removing or mitigating hazardous waste. Although we presently own no property outside of Connecticut, if we acquire such property it is likely that comparable environmental lien subordination statutes would apply to any such property in other states.

        Redemption Provisions.    Unless otherwise provided in the supplemental indenture under which a series of the CL&P Bonds is issued and the related prospectus supplement, each series of CL&P Bonds will be redeemable at our option as a whole or in part at any time upon at least 30 days' prior written notice given by mail as provided in the CL&P Indenture at redemption prices (expressed in percentages of principal amount) that will be set forth in the Supplemental Indenture and the prospectus supplement with respect to such series, together in each case with accrued and unpaid interest to the redemption date.

        Issuance Test for New CL&P Bonds.    The CL&P Indenture permits issuance of new CL&P Bonds under the CL&P Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding CL&P Bonds and "secured debt" (generally, debt secured by a lien equal with or prior to the lien of the CL&P Indenture) in each case outstanding on the issuance date, does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the CL&P Indenture and (2) certain cash then on deposit with the CL&P Bond Trustee in each case calculated as of the most recent balance sheet date.

        Sinking and Improvement Fund.    The CL&P Indenture does not contain a sinking and improvement fund requirement.

        Replacement Fund.    The CL&P Indenture does not contain a replacement fund requirement.

        Withdrawal or Application of Cash.    Cash deposited with the CL&P Bond Trustee can be applied or withdrawn by us at any time so long as there is no default under the CL&P Indenture and so long as, after giving effect to such withdrawal, we could then issue at least $1.00 of additional CL&P Bonds under the test for the issuance of additional CL&P Bonds (described above under "Issuance Test for New CL&P Bonds").

        Release of Property.    Property may be released upon compliance with the same requirements applicable to the withdrawal of cash deposited with the CL&P Bond Trustee described above under "Withdrawal or Application of Cash." The CL&P Indenture also permits dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the CL&P Bond Trustee. If we retain any interest in any property released from the lien of the CL&P Indenture, the CL&P Indenture will not constitute a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof.

        The B Provisions would provide simplified procedures for the release of minor properties.

        Dividend Restrictions.    The CL&P Indenture does not contain a dividend restriction.

        Default.    The CL&P Indenture provides that the following events will constitute "events of default" thereunder: (i) failure to pay principal; (ii) failure for 90 days to pay interest; (iii) failure to perform any of the other CL&P Indenture covenants for 90 days after notice to us; (iv) certain events of bankruptcy, insolvency or receivership, and (v) any other event or occurrence specified as an "event of default" in the terms of a particular series of CL&P Bonds. The CL&P Indenture requires us to deliver to the CL&P Bond Trustee an annual officer's certificate as to compliance with certain provisions of the CL&P Indenture.

        The CL&P Indenture provides that, if any event of default exists, the holders of a majority in principal amount of the CL&P Bonds outstanding may, after tender to the CL&P Bond Trustee of indemnity satisfactory to it, direct the sale of the mortgaged property.

        Modification of the CL&P Indenture.    The CL&P Indenture may be supplemented or amended to convey additional property, to state indebtedness of companies merged, to add further limitations to the CL&P Indenture, to evidence a successor company, or to make such provision in regard to questions arising under the CL&P Indenture as may be necessary or desirable and not inconsistent with its terms. The CL&P Indenture may also be amended without bondholder consent if the changes do not adversely affect the interests of the holders of any series of CL&P Bonds in any material respect.

        The CL&P Indenture also permits the modification, with the consent of holders of 66 2/3% of the CL&P Bonds affected, of any provision of the CL&P Indenture, except that (a) no such modification may effect a reduction of such percentage unless all bondholders consent, (b) no such modification may effect the creation of a lien equal with or prior to that of the CL&P Indenture unless all bondholders consent, (c) no bondholder who refuses to consent may be deprived of his security and (d) our obligations as to the maturities, payment of principal, interest or premium and other terms of payment may not be modified unless all affected bondholders consent.

        The B Provisions would remove the 66 2/3% consent requirement and permit modifications with the consent of holders of a majority of the CL&P Bonds so affected, but generally retains the restrictions described in (a) and (d) of the preceding paragraph. Under the B Provisions, the restriction described in (b) of the preceding paragraph would become inapplicable because the B Provisions also would permit the creation of a lien equal with or prior to that of the CL&P Indenture (as described above in the third paragraph under "Security"). The B Provisions also generally retains the restriction described in (c) of the preceding paragraph, but would permit, without bondholder consent, modifications that release the lien of the CL&P Indenture on mortgaged property having an aggregate value not greater than 10% of the aggregate value of all mortgaged property at the time the B Provisions become effective.

NSTAR ELECTRIC COMPANY

Debt Securities

        We will issue the debt securities under an indenture dated as of September 1, 1988, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York, as successor to Bank of Montreal Trust Company), as trustee (NSTAR Electric Trustee). A copy of the indenture is incorporated by reference as an exhibit to the registration statement that contains this prospectus.

        The following summary of provisions of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture.

        The following summary describes the general terms of the debt securities. The prospectus supplement will include the particular terms of debt securities being offered which differ from or add to these general terms.

        The debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of NSTAR Electric.

        General.    We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. Neither the indenture nor the debt securities will limit or otherwise restrict the amount of other indebtedness, including secured indebtedness, which we may incur or other securities which we may issue. As of December 31, 2018, we had an aggregate of $2,400,000,000 principal amount of debt securities outstanding under the indenture, consisting of seven series.

        The prospectus supplement will include the particular terms of the debt securities, including:

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  the title and series designation;

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  the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities of that series;

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  any rate or rates (or method for establishing the rate or rates) at which the debt securities shall bear interest;

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  the date from which any interest shall accrue;

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  any interest payment dates;

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  the stated maturity date or dates on which principal is payable;

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  whether the debt securities are to be issued in global form;

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  any sinking fund requirements;

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  any provisions for redemption, and the redemption price or prices;

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  the denominations in which the debt securities shall be issuable;

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  whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

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  the place or places where payments on the debt securities shall be made and the debt securities may be presented for registration of transfer or exchange;

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  whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

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  if other than the full principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

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  any index used to determine the amount of payment of principal of (and premium, if any) or interest on the debt securities;

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  the person to whom any interest on the debt securities of the series shall be payable if other than the registered holder;

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  any additional or different events of default that apply to debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

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  any additional or different covenants that apply to debt securities of the series; and

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  any other terms of the debt securities.

        We may issue debt securities as "original issue discount securities," which bear either no interest or interest at a rate that at the time of issuance is below market rates. These securities will be sold at a substantial discount below their principal amount. In the event that the maturity of an original issue discount security is accelerated, the amount payable to the holder upon acceleration will be determined in accordance with the terms of that security and the indenture, but will be an amount less than the amount payable at the stated maturity of the principal of the security. The prospectus supplement will describe special federal income tax and other considerations relating to original issue discount securities.

        The covenants contained in the indenture and the debt securities will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring, or other highly leveraged transaction.

        Events of Default.    The following are "events of default" under the indenture with respect to any series of debt securities:

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  default in the payment of any principal or premium when due and when that default has continued for three business days;

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  default in the payment of any interest when due, which continues for 30 days;

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  default in the deposit of any sinking fund payment when due and when that default has continued for three business days;

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  default in the performance of any other obligation contained in the indenture for the benefit of debt securities of that series, which continues for 60 days after written notice;

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  default in the payment of other indebtedness of $10,000,000 or more at its stated maturity;

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  acceleration of other indebtedness in a principal amount of $10,000,000 or more, which is not annulled within 90 days after written notice;

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  specified events in bankruptcy, insolvency or reorganization; and

  •
  any other event of default provided with respect to debt securities of that series.

        If an event of default under the indenture occurs and continues for any series of debt securities, the trustee or the holders of at least 33% in aggregate principal amount of the outstanding securities of that series may declare the principal amount, or any lesser amount provided for in the debt securities of that series, to be due and payable immediately. After the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under specified circumstances, rescind and annul the acceleration.

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

  •
  in the payment of any amounts due and payable under the debt securities of that series; or

  •
  in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of outstanding debt securities of the affected series.

        The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with the direction.

        A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

  •
  that holder previously gave written notice to the trustee of a continuing event of default with respect to debt securities of that series;

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  the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of that series also shall have made written request to the trustee to institute the proceeding as trustee and offered the trustee indemnity satisfactory to the trustee;

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  the trustee shall have failed to institute the proceeding within 60 days; and

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  the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request during that 60-day period.

        However, any holder of a debt security has the absolute, unconditional right to institute suit for any defaulted payment after the due date for payment under that debt security.

        We are required to furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in such performance.

        Modification and Waiver.    The indenture may be modified and amended by us and the trustee through a supplemental indenture. Any modification must have the consent of holders of at least a majority of the principal amount of each series of debt securities affected. However, without the consent of each holder of any debt security affected, we may not amend or modify any indenture to:

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  change the stated maturity date of the principal, or any installment of principal of or interest on, any debt security;

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  reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt security;

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  reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

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  change the place or currency of payment of principal of, or any premium or interest on, any debt security;

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  impair the right to institute suit for the enforcement of any payment with respect to any debt security;

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  reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

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  reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default; or

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  change any obligation of ours to maintain an office or agency in each place of payment.

        Consolidation, Merger and Sale of Assets.    We may consolidate or merge with or into any other corporation, and we may convey, transfer or lease all or substantially all of our assets to any corporation, provided that:

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  the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations on the debt securities under the indenture;

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  we are not, or any successor corporation is not, immediately after any consolidation or merger, in default under the indenture; and

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  other specified conditions are met.

        Concerning the NSTAR Electric Trustee.    The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York, as successor to Bank of Montreal Trust Company) is the trustee and paying agent under the indenture. The NSTAR Electric Trustee or affiliates of the NSTAR Electric Trustee are also trustees under other indentures and trust agreements of affiliates of ours. In addition, an affiliate of the NSTAR Electric Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under the facilities of approximately $92.1 million and $41.3 million, respectively.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

The PSNH Bonds

        General.    The following description sets forth certain general terms and provisions of the first mortgage bonds being registered by PSNH (PSNH Bonds). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the PSNH Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the PSNH Bonds offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the PSNH Bonds so offered will be described therein. Capitalized terms not defined herein have the meanings given to them in the PSNH Indenture. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        The PSNH Bonds will be issued under a first mortgage indenture dated as of August 15, 1978, as amended and supplemented (the PSNH Indenture), between us and U.S. Bank National Association, as successor trustee (the PSNH Bond Trustee). The PSNH Indenture provides that the PSNH Bonds will be issued in one or more series. As of December 31, 2018, we had an aggregate of $807,000,000 principal amount of PSNH Bonds outstanding under the PSNH Indenture, consisting of five series.

Amendment and Restatement of the PSNH Indenture

        The PSNH Indenture was amended and restated substantially in its entirety (the Restatement) on June 1, 2011 (the First Effective Date). Certain remaining changes in the Restatement require the consent of the holders of 100% of the total principal amount of all PSNH Bonds then outstanding under the PSNH Indenture. As a result, these remaining changes will not become effective until we receive the required unanimous consent (the Second Effective Date). We have already obtained the required approvals for the Restatement from the New Hampshire Public Utilities Commission (NHPUC).

        Each holder of PSNH Bonds issued in and after 2007 (including any PSNH Bonds offered by any prospectus supplement and any PSNH Bonds offered by any future prospectus) solely by virtue of its acquisition of such PSNH Bonds, including as an owner of a book-entry or other beneficial interest therein, will have consented, and will be deemed to have consented, without the need for any further action or consent by such holder, to the Restatement. As of December 31, 2018, there was one series of PSNH Bonds outstanding that we have not asked to consent to the Restatement: $50 million of 5.60% First Mortgage Bonds, Series M, due October 5, 2035, which series is callable with a make-whole redemption provision. We have no present plans to redeem the Series M Bonds. Accordingly, we expect that the Second Effective Date will occur no earlier than the date on which the Series M Bonds matures in 2035.

        Set forth below is a summary description of the material provisions of the PSNH Indenture, including the material changes effected on the First Effective Date and those provisions that will become effective on the Second Effective Date.

        THERE ARE MATERIAL DIFFERENCES BETWEEN THE PSNH INDENTURE NOW IN EFFECT AND AS IT WILL BE IN EFFECT ON THE SECOND EFFECTIVE DATE. YOU ARE ADVISED TO READ CAREFULLY THE SUMMARY BELOW TO UNDERSTAND THE CHANGES THAT WILL BECOME EFFECTIVE ON THE SECOND EFFECTIVE DATE. THE SUMMARY DESCRIPTION OF THE PSNH INDENTURE DOES NOT PURPORT TO BE COMPLETE OR TO COVER ALL OF THE PROVISIONS THEREOF. COPIES OF THE PSNH INDENTURE, INCLUDING THE PROVISIONS THAT WILL BECOME EFFECTIVE ON THE SECOND EFFECTIVE DATE, ARE AVAILABLE FROM US AND REFERENCE IS MADE TO

THE PSNH INDENTURE, INCLUDING THE CHANGES THAT WILL BECOME EFFECTIVE ON THE SECOND EFFECTIVE DATE. FOR A COMPLETE STATEMENT OF THE APPLICABLE PROVISIONS, THE PSNH INDENTURE, INCLUDING THE CHANGES THAT WILL BECOME EFFECTIVE ON THE SECOND EFFECTIVE DATE, IS INCLUDED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

        General Terms of the PSNH Bonds. The PSNH Bonds may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of PSNH Bonds will specify:

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  the designation and aggregate principal amount of such PSNH Bonds;

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  the date or dates on which such PSNH Bonds will mature;

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  the interest rate or rates, or method of calculation of such rate or rates, on such PSNH Bonds, and the date from which such interest shall accrue;

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  the dates on which such interest will be payable or method by which such dates are to be determined;

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  the record dates for payments of interest;

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  any redemption or sinking fund terms;

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  the period or periods within which, the price or prices at which, and the terms and conditions upon which, such PSNH Bonds may be repaid, in whole or in part, at our option;

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  the place or places, if any, in addition to or in the place of our office or the office of the PSNH Bond Trustee, where the principal of (and premium, if any) and interest, if any, on such PSNH Bonds shall be payable and where notices to PSNH shall be sent; and

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  other specific terms applicable to such PSNH Bonds.

        Unless otherwise indicated in the applicable prospectus supplement, the PSNH Bonds will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

        Security.    The PSNH Indenture constitutes a first mortgage lien (subject to permitted liens under the PSNH Indenture) on substantially all of our property and franchises, including our generating stations and our transmission and distribution facilities. The PSNH Indenture also permits after-acquired property to be subject to liens prior to that of the PSNH Indenture. The security afforded by the PSNH Indenture is for the equal and ratable protection of all of the presently outstanding PSNH Bonds and any PSNH Bonds that we may issue in the future under the PSNH Indenture. The Restatement continued the existing first mortgage lien of the PSNH Indenture, but expanded both the types of property excepted from the lien and the types of permitted liens. We believe that these changes will not have a material effect on the security afforded by the mortgage lien on the property subject to the lien.

        In addition, the Restatement permits us to issue certain debt, other than PSNH Bonds, secured by liens on the mortgaged property ranking equal with or prior to the lien of the PSNH Indenture. Until the Second Effective Date, however, such equal or prior liens will not be permitted on any material portion of the mortgaged property. Such equal or prior liens will be permitted on a material portion of the mortgaged property commencing on the Second Effective Date. We believe that this change will not have a material effect on the security provided by the PSNH Indenture because we may only issue such equal or prior secured debt in an aggregate principal amount of up to 3% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the PSNH Indenture, plus (2) certain cash then on deposit with the PSNH Trustee, and then only if we would otherwise be permitted under the terms of the PSNH Indenture to issue $1.00 of additional PSNH Bonds. This issuance requirement would not apply to our assumption of debt secured by an existing lien (or a lien created concurrently) on property we acquire after the First Effective Date, and there is no limit on the amount of equal or prior secured debt that we could assume. However, after the First Effective Date, the Issuance Test for New PSNH Bonds, in effect, counts outstanding equal or prior secured debt against our ability to issue additional PSNH Bonds.

        Issuance Test for New PSNH Bonds.    The PSNH Indenture permits the issuance of new PSNH Bonds under the PSNH Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding PSNH Bonds and "secured debt" (generally, debt secured by a lien equal with or prior to the lien of the PSNH Indenture) does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the PSNH Indenture plus (2) certain cash then on deposit with the PSNH Trustee, in each case calculated as of the most recent balance sheet date.

        Redemption provisions.    Under the PSNH Indenture, unless otherwise provided in the supplemental indenture under which a series of PSNH Bonds is issued, each series of PSNH Bonds is redeemable at our option, as a whole or in part, at any time upon prior written notice given by mail as provided in the PSNH Indenture, at redemption prices set forth in the applicable supplemental indenture with respect to such series, together in each case with accrued and unpaid interest to the redemption date. The Restatement did not affect these redemption provisions.

        Replacement Fund.    The PSNH Indenture does not contain a replacement fund requirement.

        Withdrawal or Application of Cash.    Cash deposited with the PSNH Trustee can be applied or withdrawn by us at any time so long as there is no default under the PSNH Indenture and so long as, after giving effect to such withdrawal, we could then issue at least $1.00 of additional PSNH Bonds under the test for the issuance of additional PSNH Bonds (described above under "Issuance Test for New PSNH Bonds").

        Release of Property.    Property may be released upon compliance with the same requirements applicable to the withdrawal of cash deposited with the PSNH Bond Trustee described above under "Withdrawal or Application of Cash." The PSNH Indenture also permits dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the PSNH Bond Trustee. If we retain any interest in any property released from the lien of the PSNH Indenture, the PSNH Indenture will not constitute a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof.

        Events of default.    The following events constitute events of default under the PSNH Indenture: (i) the failure to pay principal; (ii) the failure to pay interest for 30 days; (iii) the failure to perform any of the other PSNH Indenture covenants for 90 days after notice to us; (iv) certain events of bankruptcy, insolvency or receivership, and (v) any other event or occurrence specified as an event of default in the terms of a particular series of PSNH Bonds.

        The Restatement will modify the above-described event of default provisions by increasing from 30 days to 90 days the grace period for any failure to pay interest described in clause (ii), commencing on the Second Effective Date.

        The PSNH Indenture provides that, if any event of default exists, the PSNH Trustee or the holders of a majority in principal amount of the PSNH Bonds outstanding may declare the principal of all of the PSNH Bonds then outstanding to be immediately due and payable.

        Modification of the PSNH Indenture without consent of holders.    Under the PSNH Indenture, without the consent of the holders of PSNH Bonds, we may supplement or amend the PSNH Indenture to, among other things, convey additional property, add to our covenants and agreements, evidence a successor to us, correct any defective or ambiguous provision in the PSNH Indenture, provide for the issue of PSNH Bonds of any series, comply with the rules and regulations of any securities exchange on which any of the PSNH Bonds may be listed, reflect accounting changes as appropriate to conform with generally accepted accounting principles, or modify, amend, or supplement the PSNH Indenture or any supplemental indenture to permit qualification under the Trust Indenture Act of 1939. In addition, the PSNH Indenture may be modified without the consent of holders of PSNH Bonds to (i) add any additional events of default, (ii) provide for the procedures required to permit us to utilize, at our option, a non-certificated system of registration for all or any series of PSNH Bonds, and (iii) amend and restate the PSNH Indenture, in its entirety, with additions, deletions and other changes that will not adversely affect the interests of the holders of the PSNH Bonds in any material respect.

        Modification of the PSNH Indenture with consent of holders.    With the consent of the holders of not less than a majority in aggregate principal amount of the PSNH Bonds at the time outstanding (or in case one or more, but less than all, of the series of PSNH Bonds then outstanding would be materially adversely affected, with the consent of not less than a majority in aggregate principal amount of the PSNH Bonds of each series then outstanding which would be materially adversely affected by the action proposed to be taken), we may supplement the PSNH Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSNH Indenture or of any supplemental indenture. However, no such supplemental indenture may (i) change the dates for or permit the extension of time or times of payment of principal, interest or premium or the reduction in the principal amount or the rate of interest or otherwise affect the terms of payment in respect of the PSNH Bonds unless all affected holders of PSNH Bonds consent, (ii) reduce the percentage of principal amount of PSNH Bonds, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all PSNH Bonds outstanding, or (iii) deprive the holder of any PSNH Bond outstanding of the lien of the PSNH Indenture on any material part of the trust estate without the express consent of the holder of each PSNH Bond affected thereby (except that modifications that release the lien of the PSNH Indenture on mortgaged property if the lesser of the aggregate cost or aggregate fair value of the mortgaged property to be released and previously released without consent of the holders of PSNH Bonds would not be more than 10% of the lesser of the aggregate cost or aggregate fair value of the mortgaged property as of the end of 2011, the calendar year in which the First Effective Date occurred, may be made without consent of the holders of PSNH Bonds).

        Concerning the PSNH Trustee.    The Senior Note Trustee under the Senior Note Indenture or affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. An affiliate of the PSNH Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under the facilities of approximately $103.6 million and $46.4 million, respectively.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL SECURITIES

        Unless otherwise specified in the applicable prospectus supplement, the securities being registered by the Registration Statement of which this prospectus is a part will be issued in the form of one or more global securities, in definitive, fully registered form. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised us that it is:

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  a limited-purpose trust company organized under the New York Banking Law;

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  a "banking organization" within the meaning of the New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

        Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

        So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

        Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

        DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

        As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

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  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

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  we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

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  an Event of Default has occurred and is continuing with respect to such series of securities,

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  we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

        We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

LEGAL OPINIONS

        Unless otherwise noted in the applicable prospectus supplement, legal opinions relating to the validity of the securities will be given by Richard J. Morrison, Secretary of Eversource Energy and Deputy General Counsel and Corporate Secretary of Eversource Energy Service Company, a service company affiliate of Eversource Energy. We currently anticipate that Choate, Hall & Stewart LLP, Boston, Massachusetts, will pass on certain matters with respect to the securities registered for any underwriters, agents or dealers.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Eversource Energy's Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Eversource Energy and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from The Connecticut Light and Power Company's Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from NSTAR Electric Company's Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Public Service Company of New Hampshire's Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.